Exhibit 99.3

August 6, 2019

Q&K International Group Limited

Room 1607, Building A

No. 596 Middle Longhua Road

Xuhui District, Shanghai, 200032

People’s Republic of China

Re: Consent of China Insights Consultancy

Ladies and Gentlemen,

We, China Insights Consultancy, understand that Q&K International Group Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including but not limited to the report entitled Industry Report on China’s Branded Long-term Apartment Rental Market (the “Report”), and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any correspondences with the SEC, (iii) in any other future submissions and filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Consultancy

/s/ Sophia Wang
Name:	Sophia Wang
Title:	Executive Director